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NIQ Announces Third Quarter 2026 Results
Results exceed Revenue, Adjusted EBITDA and Adjusted EPS guidance for the 6th straight quarter
Positive GAAP EPS for the first time since IPO
Achieves 2.9x net leverage ratio milestone one quarter ahead of plan and announces $150 million share repurchase authorization

•Delivered 6.3% reported revenue growth, including 5.8% organic constant currency ("OCC") growth, led by 11.5% Americas OCC growth, 5.5% Intelligence OCC growth, and 7.0% Activation OCC growth
•Generated positive net income of $35.8 million, or $0.12 per basic and diluted share for the first time since IPO; Adjusted net income improved to $87.8 million, or $0.30 per basic and diluted share
•Grew Adjusted EBITDA 17.8% to $263.6 million and expanded Adjusted EBITDA margin by 230 bps to 23.6%
•Produced Levered free cash flow of $181.2 million; year-to-date Levered free cash flow improved to $132.1 million
•Raised full year 2026 financial guidance to 5.5% – 5.7% OCC revenue growth, 23.6% – 23.8% Adjusted EBITDA margin, $249M – $257M of Levered free cash flow and $1.16 – $1.20 of Adjusted EPS
•Reached 2.9x net leverage ratio and broadened capital allocation framework through board-authorized share repurchase program; enabling the ability to buy up to $150 million of ordinary shares

CHICAGO, November 12, 2026 – NIQ Global Intelligence plc (NYSE: NIQ) (the "Company", or "NIQ"), a leading global consumer intelligence company, today announced financial results for the third quarter ended September 30, 2026.

Third Quarter 2026 Results
Revenue:
•Total revenue grew 6.3% year-over-year to $1,119.1 million, for 5.8% OCC revenue growth
•OCC growth was comprised of Americas growth of 11.5%, EMEA growth of 2.9%, and APAC growth of 0.2%; EMEA results were impacted by ongoing volatility in the Middle East, while APAC was flat against a difficult year-over-year growth comparison
•Intelligence revenue (as reported) grew 6.1%, or 5.5% in OCC; Activation revenue (as reported) grew 7.2%, or 7.0% in OCC
•Annualized Intelligence Subscription revenue grew 5.5% to $3,061.8 million with 105% Intelligence Subscription Net Dollar Retention and 99% Gross Dollar Retention
Earnings:
•Net income attributable to NIQ was $35.8 million, or $0.12 per basic share; Adjusted net income improved to $87.8 million, or $0.30 per basic share
•Adjusted EBITDA grew $39.9 million year-over-year, or 17.8%, to $263.6 million; Adjusted EBITDA margin expanded by 230 basis points year-over-year to 23.6%
•Net cash provided by operating activities was $254.4 million, Unlevered free cash flow was $238.0 million, and Levered free cash flow was $181.2 million. Year-over-year performance was driven primarily by the timing of vendor payments benefitting Q3 2025 and higher cash paid for capital expenditures to support growth investments. For the nine months ended September 30, 2026, Levered free cash flow increased by $187.2 million driven by increased Adjusted EBITDA, as well as debt repayment and refinancing activity around our July 2025 IPO

"Q3 was a milestone quarter — we exceeded the top end of our guidance across all key metrics for the sixth consecutive quarter, delivered positive GAAP earnings per share for the first time since our IPO, and reached our net leverage milestone a quarter ahead of plan," said Jim Peck, Executive Chairman and Chief Executive Officer. "Our 11th consecutive quarter of mid-single-digit organic constant currency growth reflects durable client demand for our core measurement and analytics across our global footprint. On AI, momentum is turning into commercial traction. We've grown our ConnectAI charter pipeline to nearly 80 clients, we're working with OpenAI DeployCo to embed NIQ intelligence directly into client workflows, and we've expanded our partnership with Google to bring NIQ product data into its Shopping Graph. With a strong core and momentum with our AI solutions, we believe we're positioned well heading into 2027."

"Levered free cash flow of $181 million brings our year-to-date improvement to $187 million and net leverage ratio to 2.9-times," Chief Financial Officer Mike Burwell added. "Deleveraging remains our top priority, and our $150 million share repurchase authorization adds return of capital to a disciplined framework that also funds organic growth, AI investment, and strategic M&A. We're raising our full year 2026 guidance to reflect Q3 outperformance, and we expect further strengthening in 2027."
Summary Third Quarter 2026 & Recent Business Highlights
Key client developments, including:
•Closed 24 seven-figure wins with brand and retailer clients, including an eight-figure deal with a global home-furnishings retailer that upgraded its 25-year relationship to its first multi-year, 60+ market commitment
•Drove 20%+ growth across Consumer Panel and eCommerce, extending NIQ's integrated 'Full View' through a strong upsell

•Entered a strategic retail collaboration with Maverik — a top U.S. convenience and fuel retailer with 830+ locations in 20 states
•Expanded measurement of Amazon's $56 billion marketplace to cover third-party (3P) Health & Beauty sellers — 68% of category sales — giving brands a fuller view of growth
Progressed AI-native growth strategy, including:
•Expanded ConnectAI Charter Program to 10 signed clients, including Purina and Mars Snacking; grew client pipeline to 79
•Partnered with OpenAI DeployCo to extend and deliver NIQ's proprietary intelligence directly into the enterprise systems and workflows clients use every day via Optiq Bridge
•Announced agentic commerce partnership with Google, combining NIQ’s product intelligence, availability data and measurement capabilities across 265M+ products with Google’s Shopping Graph and AI commerce ecosystem
•Entered collaboration with Similarweb to build new solution to help brands, retailers and technology platforms understand how products are purchased in an increasingly agentic-enabled consumer economy
•Grew AI-powered Connect data engine at approximately 4.7 trillion data records per week, up 24% versus Q3 2025
AI-enabled cost efficiency, including:
•Ongoing integration of advanced technology, including AI, continues to support the Company's 2026 Restructuring Program, which remains on track to deliver anticipated annualized cost savings of approximately $70 million to $80 million (refer to "2026 Restructuring Program" discussion below)
Financial Summary & Operating Metrics

	Three Months Ended September 30,			Nine Months Ended September 30,
(in millions)	2026	2025	Δ Y/Y	2026	2025	Δ Y/Y
Reported revenue(1)	$1,119.1	$1,052.6	6.3%	$3,316.0	$3,059.3	8.4%
Organic constant currency revenue growth			5.8%			5.6%
Reported operating income	$106.4	$(34.7)	$141.1	$161.5	$20.4	$141.1
Net income (loss) attributable to NIQ	$35.8	$(198.6)	$234.4	$(84.8)	$(321.1)	$236.3
Reported basic income (loss) per share	$0.12	$(0.70)	$0.82	$(0.29)	$(1.25)	$0.96
Reported diluted income (loss) per share	$0.12	$(0.70)	$0.82	$(0.29)	$(1.25)	$0.96
Adjusted EBITDA(1)	$263.6	$223.7	17.8%	$750.3	$627.3	19.6%
Adjusted EBITDA margin	23.6%	21.3%	230bps	22.6%	20.5%	210bps
Adjusted net income	$87.8	$9.2	$78.6	$209.9	$3.0	$206.9
Reported basic adjusted net income per share	$0.30	$0.03	$0.27	$0.71	$0.01	$0.70
Reported diluted adjusted net income per share	$0.30	$0.03	$0.27	$0.71	$0.01	$0.70
Reported net cash provided by operating activities	$254.4	$272.2	$(17.8)	$330.9	$110.0	$220.9
Unlevered free cash flow	$238.0	$296.8	$(58.8)	$302.0	$184.8	$117.2
Cash paid for interest	$56.8	$72.4	$(15.6)	$169.9	$239.9	$(70.0)
Free cash flow	$181.2	$224.4	$(43.2)	$132.1	$(55.1)	$187.2
* A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this release. Value changes which are not meaningful are presented as “n/m”.

(1) Metric is presented on an as-reported basis at actual FX rates.

Third Quarter 2026 Segment Results

	Three Months Ended September 30,				Nine Months Ended September 30,
(in millions)	2026	2025	Reported Growth	Organic CC Growth	2026	2025	Reported Growth	Organic CC Growth
Reported revenue(1)
Americas	$463.0	$407.0	13.8%	11.5%	$1,350.3	$1,193.6	13.1%	9.7%
EMEA	491.2	484.6	1.4%	2.9%	1,486.3	1,392.0	6.8%	4.1%
APAC	164.9	161.0	2.4%	0.2%	479.4	473.7	1.2%	(0.5)%
Total reported revenue	$1,119.1	$1,052.6	6.3%	5.8%	$3,316.0	$3,059.3	8.4%	5.6%

Reported revenue(1)
Intelligence	$907.6	$855.3	6.1%	5.5%	$2,696.9	$2,495.3	8.1%	5.4%
Activation	211.5	197.3	7.2%	7.0%	619.1	564.0	9.8%	6.4%
Total reported revenue	$1,119.1	$1,052.6	6.3%	5.8%	$3,316.0	$3,059.3	8.4%	5.6%

Adjusted EBITDA(1)
Americas	$145.4	$125.0	16.3%		$410.7	$362.4	13.3%
EMEA	165.3	156.7	5.5%		499.6	423.9	17.9%
APAC	34.0	29.9	13.7%		100.8	90.8	11.0%
Corporate	(81.1)	(87.9)	(7.7)%		(260.8)	(249.8)	4.4%
Total Adjusted EBITDA	$263.6	$223.7	17.8%		$750.3	$627.3	19.6%

Adjusted EBITDA margin(1)
Americas	31.4%	30.7%	70bps	30.4%	30.4%	0bps
EMEA	33.7%	32.3%	140bps	33.6%	30.5%	310bps
APAC	20.6%	18.6%	200bps	21.0%	19.2%	180bps
Total Adjusted EBITDA margin	23.6%	21.3%	230bps	22.6%	20.5%	210bps
* A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this release. (1) Metric is presented on an as-reported basis at actual FX rates.
Third Quarter Revenue Discussion

Revenue increased 6.3% on an as-reported basis, while OCC revenue grew 5.8%. Our Q3 OCC growth was driven primarily by value‑based pricing as well as strong upselling and cross‑selling of new capabilities and solutions, and, to a lesser extent, penetration in adjacent and high‑growth markets.

Americas: Total Americas segment revenue (as reported) increased by $56.0 million, or 13.8% and OCC growth was 11.5%. Intelligence revenue (as reported), grew 12.6% driven by client retention, pricing and continued demand for new capabilities and solutions, including Consumer Panel and eCommerce offerings. Activation revenue (as reported) grew 18.4% driven by ongoing cross-sell activity including Analytics, Innovation and Retailer Analytics solutions. Inorganic items contributed an additional 0.2% to reported growth, while foreign exchange contributed 2.1% to reported growth.
EMEA: Total EMEA segment revenue (as reported) increased by $6.6 million, or 1.4% and OCC growth was 2.9%. Intelligence revenue (as reported), grew 2.5% driven by pricing, continued adoption of new capabilities and solutions, including Consumer Panel and eCommerce offerings. Activation revenue (as reported) decreased 4.7%, reflecting ongoing volatility in the Middle East impacting ad hoc project demand. Foreign exchange decreased reported growth by 1.5%.
APAC: Total APAC segment revenue (as reported) increased by $3.9 million, or 2.4% and OCC growth was 0.2%. Activation revenue (as reported), grew 6.6%, reflecting stronger demand for Analytics and Innovation solutions and improving commercial momentum across the region. Intelligence revenue (as reported) increased 1.0%, driven by pricing and demand for new capabilities and solutions. Inorganic items contributed an additional 2.4% to reported growth, while foreign exchange decreased reported growth by 0.2%.

Liquidity, Capital Resources & Recent Financings
As of September 30, 2026, the Company had cash and cash equivalents of $572.6 million and $747.5 million of available capacity under its Revolver, for a total of $1,320.1 million of available liquidity. The Company's Net Leverage Ratio was 2.9x at September 30, 2026, down from 3.1x at June 30, 2026 and 4.6x at the time of the IPO, achieving the Company's sub-3.0x target one quarter ahead of plan.
For the nine months ended September 30, 2026, cash provided by operating activities was $330.9 million, compared to cash provided by operating activities of $110.0 million in 2025, a $220.9 million improvement, primarily driven by year-over-year improvements in Adjusted EBITDA, net working capital and interest expense, offset by increased year-over-year restructuring expense.
For the nine months ended September 30, 2026, cash used in investing activities was $194.2 million, compared with $135.8 million in 2025. For the nine months ended September 30, 2026, cash paid for capital expenditures was $198.8 million, compared with $165.1 million in 2025, reflecting increased investment in the Connect data platform and AI-native product development.
Cash paid for capital expenditures as a percentage of revenue represented 6% and 5%, respectively, for the nine months ended September 30, 2026 and 2025. For the nine months ended September 30, 2026, cash used in financing activities was $75.6 million, compared with cash provided by financing activities of $199.3 million in 2025.
Free cash flow for the nine months ended September 30, 2026 increased by $187.2 million compared to the nine months ended September 30, 2025 driven primarily by year-over-year increases in revenue flowing through to Adjusted EBITDA, net working capital improvement and lower interest expense as a result of 2025 IPO proceeds being used to pay down debt and a spread step-down beginning in Q3 2025, offset by the impact of increased year-over-year restructuring costs.
The average unhedged and hedged interest rates at the end of the third quarter of 2026 were 4.6% and 5.6%, respectively, which resulted in a total weighted average rate of 4.9%. The convergence of the all-in rates is due to the lower spreads post refinancing and the declining interest rate environment. Our interest rate hedging program is intended not only to provide protection against dramatic interest rate increases but also to allow us to participate meaningfully in an improving interest rate environment with greater predictability of cash flows.
2026 Restructuring Program
In February 2026, the Company approved an incremental cost realignment program (the "2026 Program") intended to further streamline the organization and drive operational efficiency. The 2026 Program is designed to generate additional annualized cost savings of approximately $70 million to $80 million by the end of fiscal year 2026.
The 2026 Program supports the Company’s ongoing efforts to enhance margin performance through continued optimization of its workforce, enhancements to its sales organization and other support functions and simplification of overall business processes. Investments in automation and artificial intelligence ("AI") are anticipated to accelerate the Company’s optimization efforts as it begins its journey to operationalize these digital tools throughout the organization. Collectively, these actions are expected to improve efficiency, customer satisfaction, product innovation and productivity. The 2026 Program is intended to further reduce costs primarily within selling, general and administrative expenses.
The Company expects to incur total pre-tax restructuring charges related to the 2026 Program of approximately $65 million to $75 million, the substantial majority of which would result in cash expenditures. As of year-to-date fiscal 2026, the Company has incurred substantially all of the restructuring charges associated with the 2026 Program, and expects the balance to be incurred in the fourth quarter of 2026 and first half of 2027.
Reorganization Pursuant to IPO
On July 22, 2025, in connection with the IPO, NIQ became the direct parent of various entities that were created by Advent International to acquire the business of NIQ from Nielsen Holdings, including AI PAVE Dutchco I B.V. ("AI PAVE") and the indirect parent of other intermediate holding companies, including AI PAVE Dutchco II B.V., AI PAVE Dutchco III B.V. (collectively, with AI PAVE, the "AI PAVE Entities"), and Intermediate Dutch Holdings B.V., a private company with limited liability organized under the laws of the Netherlands ("Dutch Holdings") (the "Reorganization"). All holders of equity interests in AI PAVE became shareholders of NIQ. The "Company," "NIQ," "we," "us" and "our" means, NIQ Global Intelligence plc and its consolidated subsidiaries.

Outlook
Our outlook is based on a number of assumptions that are subject to change, many of which are outside of the control of the Company. The extent to which external factors affect our business and results of operations are inherently uncertain and depends on numerous evolving factors that we may not be able to accurately predict. There can be no assurance that the Company will achieve the results expressed by this guidance.

(in millions, except per share data)	Fourth Quarter Guidance	Full Year Guidance
Revenue, as reported	$1,198M – $1,202M	$4,513M – $4,520M
Revenue growth:
as reported	5.2% – 5.5%	7.5% – 7.7%
organic constant currency	5.4% – 5.7%	5.5% – 5.7%

Adjusted EBITDA (1), as reported	$315M – $323M	$1,065M – $1,073M
Adjusted EBITDA (1) growth, as reported	9% – 12%	16% – 17%
Adjusted EBITDA margin (1), as reported	26.3% – 26.7%	23.6% – 23.8%
Adjusted EPS (1)	$0.43 – $0.47	$1.16 – $1.20

Levered Free cash flow (1)		$249M – $257M
Depreciation and amortization		$600M – $605M
Interest expense, net		$210M – $215M
Income tax expense		$155M – $160M
Capital Expenditures (% of Revenue)		6.5% – 7.0%
Net Leverage Ratio (1)		< 3.0x
(1) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EPS, Free cash flow and Net Leverage Ratio are non-GAAP financial measures.
•Full year 2026 free cash flow guidance range implies $303 million of free cash flow in the second half of 2026.
•Constant currency growth rates assume foreign currency exchange rates are consistent between years. This allows financial results to be evaluated without the impact of fluctuations in foreign currency exchange rates.
•Organic constant currency growth rates are constant currency growth excluding inorganic growth. Inorganic growth represents growth attributable to the first twelve months of activity for recent business acquisitions.
•Refer to the "Non-GAAP Financial Measures" section of this Earnings Release regarding reconciliations of the above non-GAAP financial measures.
Earnings Webcast Information
In conjunction with this release, NIQ will host a conference call and webcast today at 8:30 am Eastern Time to discuss business results for the quarter and certain forward-looking information. The live webcast and a replay of the webcast will be available at the Investor Relations section of NIQ’s website: investors.nielseniq.com.
About NIQ (NYSE: NIQ)
NIQ is a leading consumer intelligence company, delivering comprehensive understanding of consumer buying behavior and helping clients identify new pathways to growth. Our global reach spans 90 countries covering approximately 82% of the world’s population, more than half of global gross domestic product, and more than $7.4 trillion in global consumer spend as of December 31, 2025. With a holistic retail read and comprehensive consumer insights—delivered with advanced analytics through state-of-the-art platforms—NIQ delivers the Full View™. For more information, please visit www.niq.com.

Availability of Information on NIQ’s Website
Investors and others should note that NIQ routinely announces material information to investors and the marketplace using SEC filings, press releases, public conference calls, webcasts and the NIQ Investor Relations website. While not all of the information that the Company posts to the NIQ Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media and others interested in NIQ to review the information that it shares on investors.nielseniq.com.
Forward-Looking Statements
This press release contains "forward-looking statements." These forward-looking statements generally can be identified by references to future periods or the use of words such as "intend," "designed," "anticipate," "expect," "plan," "could," "may," "will," "would," "believe," "estimate," "forecast," "goal," "outlook," "guidance," "position," "envision," "predict," "target," "potential," "should," "continue," "contemplate," "project", and other words of similar meaning. These forward-looking statements address various matters including financial guidance and projected estimates including expectations regarding revenue, leverage, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EPS and free cash flow; statements about the Company’s financial position, operating results, liquidity and capital allocation priorities, including growth-focused capital expenditures, investments in AI capabilities, potential tuck-in acquisitions, share repurchases or other return of capital and the future availability and use of our Revolver and other financing arrangements; statements regarding the amount, timing and manner of any share repurchases under our newly-authorized share repurchase program; the 2026 Restructuring Program and the Transformation Program, including expected annualized cost savings, anticipated pre-tax restructuring charges, timing and execution of realization, expected improvements in efficiency, customer satisfaction, product innovation and productivity; and statements regarding expected annualized cost savings and timing of realization, anticipated one-time charges and cash expenditures, the Company’s ability to achieve margin expansion, improve operating efficiency and generate future cash flow, the impact of technology-enabled initiatives including automation and AI on long-term competitiveness, including expectations that AI will strengthen the Company's competitive position, widen its competitive moat, accelerate innovation and structurally lower its cost base; the development, launch, capabilities, adoption, monetization and expected client benefits of new products and solutions; the contribution of new or expanded partnerships to future results; the Company's interest rate hedging strategy and its expected impact on cash flow predictability; the Company’s strategic priorities and future financial performance. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, the workforce reduction may take longer or result in more significant charges or cash expenditures than anticipated or otherwise negatively impact the Company and its business plans during and after the period during which the workforce reduction is being executed; that we derive a significant portion of our revenues from sales of our subscription-based products; if we are unable to attract and retain members of our management team, we may not be able to compete effectively and will not be able to expand our business; that design defects, errors, failures or delays associated with our products or services could negatively impact our business; that we rely on third parties to provide certain data, services and information technology and operations functions in connection with the provision of our current products and services; that we have identified material weaknesses in our internal control over financial reporting; uncertainty in the U.S. political and regulatory environment; if we are unsuccessful at investing in growth opportunities, our business could be materially and adversely affected; that the market for consumer measurement and business solutions products and services is highly competitive; if we cannot compete effectively, our revenues could decline and our business could be harmed if we are not able to maintain a proprietary panel of a sufficient size and scope, or if the costs of establishing and maintaining our panel increase, our business could be harmed; that we have incorporated and are incorporating traditional AI, machine learning and generative AI into some of our products and that technology is new and developing and may present operational and reputational risks or result in liability or harm to our reputation, business or results of operations; that our international operations are exposed to risks which could impede growth in the future; that we are dependent on our relationship with our former parent company for certain aspects of our business; that our significant indebtedness could adversely affect our financial condition; that the terms of our indebtedness restrict our current and future operations, particularly our ability to respond to change or to take certain actions; and the risks identified under the heading "Risk Factors" in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, as well as the other information we file with the SEC. We caution investors not to place undue reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of these statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors and others should give careful consideration to these risks and uncertainties.

Contacts
Investors: investor.relations@nielseniq.com

Media: media@nielseniq.com

NIQ Global Intelligence plc
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except share and per share data)	2026	2025	2026	2025
Revenues	$1,119.1	$1,052.6	$3,316.0	$3,059.3

Operating expenses:
Cost of revenues (excluding depreciation and amortization shown separately below)	486.1	466.9	1,461.1	1,346.9
Selling, general and administrative expenses	387.5	454.9	1,184.9	1,229.7
Depreciation and amortization	141.5	166.9	449.7	469.2
Impairment of long-lived assets	—	—	0.3	1.1
Restructuring, net	4.8	3.9	78.4	8.9
Other operating income, net	(7.2)	(5.3)	(19.9)	(16.9)
Total operating expenses	1,012.7	1,087.3	3,154.5	3,038.9
Operating income (loss)	106.4	(34.7)	161.5	20.4
Interest expense, net	(54.3)	(78.2)	(167.9)	(256.9)
Foreign currency exchange (loss) gain, net	(6.8)	(18.9)	(0.5)	70.5
Nonoperating income (expense), net	22.2	(30.9)	20.7	(68.3)
Income (loss) before income taxes	67.5	(162.7)	13.8	(234.3)
Income tax expense	(29.7)	(34.2)	(92.9)	(81.3)
Net income (loss)	37.8	(196.9)	(79.1)	(315.6)
Less: Net income attributable to noncontrolling interests	2.0	1.7	5.7	5.5
Net income (loss) attributable to NIQ	$35.8	$(198.6)	$(84.8)	$(321.1)

Earnings per share from:
Basic: Income (loss) attributable to NIQ	$0.12	$(0.70)	$(0.29)	$(1.25)
Diluted: Income (loss) attributable to NIQ	$0.12	$(0.70)	$(0.29)	$(1.25)

Weighted average NIQ ordinary shares outstanding
Basic	295,122,162	281,956,522	295,076,836	257,454,212
Diluted	296,392,063	281,956,522	295,076,836	257,454,212

NIQ Global Intelligence plc
Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except share and per share data)	September 30, 2026	December 31, 2025
Assets:
Current assets:
Cash and cash equivalents	$572.6	$518.8
Trade receivables, net	763.2	695.6
Other receivables	118.4	104.3
Prepaid expenses and other current assets	278.6	131.4
Total current assets	1,732.8	1,450.1
Property and equipment, net	185.9	208.2
Operating lease right-of-use assets	187.0	203.7
Intangible assets, net	1,940.4	2,191.4
Goodwill	2,398.6	2,431.7
Deferred income taxes	34.4	27.8
Other noncurrent assets	317.2	289.1
Total assets	$6,796.3	$6,802.0

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$242.9	$224.4
Accrued expenses	662.4	631.7
Deferred revenues	318.7	262.0
Short-term debt and current portion of long-term debt	107.5	107.5
Other current liabilities	172.7	177.5
Total current liabilities	1,504.2	1,403.1
Long-term debt	3,441.0	3,502.6
Operating lease liabilities	183.1	205.5
Deferred income taxes	128.1	123.4
Other noncurrent liabilities	332.3	341.8
Total liabilities	5,588.7	5,576.4
Commitments and contingencies
Shareholders' equity:
Ordinary shares; $0.00001 nominal value per share, 1,500,000,000 ordinary shares authorized, 295,334,151 and 295,000,000 ordinary shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	—	—
Preferred shares; $0.00001 nominal value per share, 150,000,000 preferred shares authorized, no shares issued and outstanding	—	—
Euro deferred shares; €1.00 nominal value per share, 25,000 Euro deferred shares authorized and issued, none outstanding	—	—
Paid-in capital	3,244.4	3,222.4
Accumulated deficit	(2,286.8)	(2,202.0)
Accumulated other comprehensive income (loss)	7.7	(32.0)
Total NIQ shareholders' equity	965.3	988.4
Noncontrolling interests	242.3	237.2
Total shareholders' equity	1,207.6	1,225.6
Total liabilities and shareholders' equity	$6,796.3	$6,802.0

NIQ Global Intelligence plc
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2026	2025	2026	2025
Operating Activities:
Net income (loss)	$37.8	$(196.9)	$(79.1)	$(315.6)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	141.5	166.9	449.7	469.2
Share-based compensation	7.3	50.5	27.5	53.3
Amortization of debt discount and debt issuance costs	7.0	11.8	21.0	41.1
Remeasurement of warrant to fair value	—	5.1	—	39.7
Impairment of long-lived assets	—	—	0.3	1.1
Provision for credit losses	2.3	0.4	5.1	2.7
Non-cash foreign currency exchange loss (gain), net	3.2	16.1	3.2	(69.1)
Gain on deconsolidation of subsidiaries and related adjustments	—	—	—	(5.2)
Write-off of unamortized debt discount and debt issuance costs	—	24.7	—	35.0
Gain on disposal of business	—	—	—	(4.9)
Deferred income taxes	0.1	0.3	0.1	0.3
Other operating activities, net	(21.0)	6.1	(10.8)	(1.1)
Changes in assets and liabilities:
Trade and other receivables, net	87.4	72.6	(94.8)	(21.8)
Prepaid expenses and other current assets	(14.2)	81.4	(110.5)	(39.4)
Accounts payable and other current liabilities	32.3	63.0	75.7	(73.5)
Deferred revenues	(52.7)	(4.1)	59.8	31.3
Operating leases, net	(0.3)	(2.8)	(3.7)	(7.2)
Other noncurrent assets and liabilities	23.7	(22.9)	(12.6)	(25.9)
Net cash provided by operating activities	254.4	272.2	330.9	110.0
Investing Activities:
Acquisition of businesses, net of cash acquired	3.9	(27.1)	(1.0)	(27.1)
Payment for asset acquisition	—	—	—	(11.3)
Proceeds from sale of business, net of cash disposed	—	—	—	67.7
Additions to property and equipment	(7.4)	(7.4)	(15.5)	(19.2)
Additions to intangible assets	(65.8)	(40.4)	(183.3)	(145.9)
Other investing activities, net	0.1	5.8	5.6	—
Net cash used in investing activities	(69.2)	(69.1)	(194.2)	(135.8)
Financing Activities:
Proceeds from debt and other financing arrangements	63.1	143.4	209.0	953.7
Repayments of debt and other financing arrangements	(67.8)	(1,118.0)	(241.7)	(1,718.6)
Debt issuance costs paid	—	(13.5)	—	(16.0)
Proceeds from initial public offering, net of underwriters discounts and commissions	—	1,005.4	—	1,005.4
Payment of deferred offering costs	—	(6.2)	—	(8.4)
Payment of deferred consideration	(9.4)	—	(9.4)	—
Finance leases	(12.9)	(12.9)	(28.9)	(20.7)
Cash dividends paid to noncontrolling interests	(0.2)	(0.1)	(0.6)	(3.5)
Other financing activities, net	(2.7)	(3.1)	(4.0)	7.4
Net cash (used in) provided by financing activities	(29.9)	(5.0)	(75.6)	199.3
Effect of exchange-rate changes on cash and cash equivalents	0.7	(13.7)	(7.3)	6.6
Net increase in cash and cash equivalents	156.0	184.4	53.8	180.1
Cash and cash equivalents at beginning of period	416.6	261.9	518.8	266.2
Cash and cash equivalents at end of period	$572.6	$446.3	$572.6	$446.3

Select Defined Terms
Subscription Revenue: Defined as Annualized Revenue from subscription services associated with annual and multi-year contracts, and renewal licensing services within our Intelligence solutions; it excludes contracts and products, that are short-term in nature, which we define to mean less than 12 months in duration.
Annualized Revenue: Defined as average annualized monthly contract value revenue over the trailing twelve months. Newly acquired client revenue is calculated by (i) annualizing the first month with positive contract value, then (ii) annualizing the monthly average contract value between the second month and eleventh month with positive contract value, and then (iii) annualizing the average contract value across the trailing twelve months. Annualized Revenue is not a forecast and the active contracts at the end of a reporting period used in calculating Annualized Revenue may or may not be extended or renewed by our clients.
Net Dollar Retention: Represents the amount of annualized revenue that we generate from our existing clients.
Gross Dollar Retention: Represents the amount of prior period annualized revenue we have retained from existing clients in the current period. The calculation reflects only client losses and does not reflect client expansion or contraction.
Net Leverage Ratio: Defined as the outstanding term loans balance less total cash ("Net Debt") divided by Adjusted EBITDA. This calculation is only reflected in the Full Year Guidance table above.
Non-GAAP Financial Measures
We present Organic Constant Currency ("OCC" or "Organic CC") Revenue and Revenue Growth, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, segment Adjusted EBITDA, Free Cash Flow, Unlevered Free Cash Flow, Adjusted Net Income, Adjusted Net Income per Share and Net Leverage Ratio in the tables below as supplemental measures of our operating performance and liquidity. We consider them to be important supplemental measures of our performance and liquidity and believe they are useful to securities analysts, investors and other interested parties in their evaluation of our operating performance and liquidity. These measures reflect the results from the primary operations of our business by excluding the effects of certain items that we do not consider indicative of our core operations and ongoing operating performance.
Our financial statements are prepared and presented in accordance with GAAP. These non-GAAP financial measures are not prepared in accordance with GAAP and should not be considered as an alternative to net income or loss, income or loss from operations, earnings or loss per share or any other performance measure prepared and presented in accordance with GAAP, or as an alternative to cash provided by (used in) operating activities as a measure of our liquidity. Consequently, our non-GAAP financial measures should be considered together with our unaudited condensed consolidated financial statements, which are prepared in accordance with U.S. GAAP.
This release includes forward-looking guidance for Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EPS, Free Cash Flow and Net Leverage Ratio. We are not able to provide, without unreasonable effort, a reconciliation of the guidance for these measures to the most directly comparable GAAP measure because we do not currently have sufficient data to accurately estimate the variables and individual adjustments included in the most directly comparable GAAP measure that would be necessary for such reconciliations, including (a) costs related to potential debt or equity transactions and (b) other non-recurring expenses that cannot reasonably be estimated in advance. These adjustments are inherently variable and uncertain and depend on various factors that are beyond our control and, as a result, we are unable to predict their probable significance. Therefore, because our management cannot estimate on a forward-looking basis without unreasonable effort the impact these variables and individual adjustments will have on its reported results in accordance with GAAP, it is unable to provide a reconciliation of the non-GAAP financial measures included in its fourth quarter and full year 2026 guidance.
Management has defined the following items to exclude in calculating certain non-GAAP financial measures presented in the tables below:
•Restructuring and other non-cash compensation expense - Consists of (i) costs related to the 2026 Program for employee separation costs as well as additional costs to streamline the organization through accelerated technology investment incurred to improve efficiency, customer satisfaction, product innovation and productivity and (ii) non-cash compensation expense arising from award modifications resulting from Ms. Tracey Massey's resignation from her position as Chief Operating Officer. We exclude these costs as expenses may not be comparable during the restructuring initiative and for executive resignation expenses. 2026 Program costs are primarily included in selling, general and administrative expenses and non-cash compensation expense arising from executive resignation award modifications are included in restructuring cost in accordance with Company policy.
•Transformation costs - Consists of costs related to consultancy and advisory fees incurred to evaluate and improve organizational efficiencies and operations. We exclude these costs as expenses may not be comparable during the transformation initiative as we progress toward an optimized operating model. These costs are primarily included in selling, general and administrative expenses.
•Merger and acquisition related costs - Represents non-recurring acquisition-related costs. We exclude these expenses as we believe they are not directly correlated to the underlying performance of our business operations and vary depending upon the timing of such transactions. These costs are primarily included in selling, general and administrative expenses.
•One-time compensation costs - Reflects acquisition-related retention bonus costs from acquisitions completed in 2021 and 2022. We exclude these expenses as we believe they are not directly correlated to the underlying performance of our business operations and vary depending upon the timing of such transactions. These costs are primarily included in selling, general and administrative expenses.

•Other one-time costs - Represents real estate costs due to office closures, software license redundancy expenses and other one-time costs. We exclude these expenses as we believe they are not directly correlated to the underlying performance of our business operations and vary depending upon the timing of such transactions. These costs are primarily included in selling, general and administrative expenses.
EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin
EBITDA is defined as net income (loss) attributable to NIQ excluding interest expense, net, income tax expense and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for restructuring and other non-cash compensation expense, Transformation Program costs, GfK integration costs, acquisition and transaction related costs, impairment of long-lived assets, foreign currency exchange gain, net, nonoperating items, net, share-based compensation expense and other operating items, net. Specifically, Adjusted EBITDA allows for an assessment of our operating performance without the effect of charges that do not relate to the core operations of our business. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Revenue. The following table shows EBITDA, and Adjusted EBITDA for the periods presented, and the reconciliation to their most comparable GAAP measure, Net income (loss) attributable to NIQ, and Net income (loss) attributable to NIQ divided by revenue, for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2026	2025	2026	2025
Net income (loss) attributable to NIQ	$35.8	$(198.6)	$(84.8)	$(321.1)
Interest expense, net	54.3	78.2	167.9	256.9
Income tax expense	29.7	34.2	92.9	81.3
Depreciation and amortization	141.5	166.9	449.7	469.2
EBITDA	261.3	80.7	625.7	486.3
2026 Program costs and other non-cash compensation expense(1)	5.8	—	86.3	—
Transformation Program costs(2)	1.6	19.3	28.8	37.4
GfK integration costs(3)	1.1	12.4	(0.5)	29.0
Acquisitions and transaction related costs(4)	0.7	8.0	9.9	16.3
Impairment of long-lived assets(5)	—	—	0.3	1.1
Foreign currency exchange loss (gain), net(6)	6.8	18.9	0.5	(70.5)
Nonoperating items, net(7)	(20.5)	33.1	(13.6)	78.0
Share-based compensation expense(8)	7.3	50.5	18.0	53.3
Other operating items, net(9)	(0.5)	0.8	(5.1)	(3.6)
Adjusted EBITDA	$263.6	$223.7	$750.3	$627.3
Net income (loss) attributable to NIQ divided by Revenue	3.2%	(18.9)%	(2.6)%	(10.5)%
Adjusted EBITDA Margin %	23.6%	21.3%	22.6%	20.5%
Footnotes to the table above:
(1)Includes (i) 2026 Program restructuring expenses for employee separation costs as well as additional costs to streamline the organization through accelerated technology investment incurred to improve efficiency, customer satisfaction, product innovation and productivity and (ii) non-cash share-based compensation expense of $9.5 million for the nine months ended September 30, 2026 arising from award modifications resulting from Ms. Tracey Massey’s resignation from her position as Chief Operating Officer.
(2)Transformation Program costs include costs associated with accelerated technology investment, including consultancy, legal and advisory fees incurred to evaluate and improve organizational efficiencies and operations as well as employee separation costs.
(3)GfK integration costs include costs for consulting fees and integration associated with the GfK Combination as well as employee separation costs.
(4)Acquisitions and transaction related costs represent costs incurred in connection with planned and completed acquisitions, including due diligence, transaction, integration and legal related costs. These costs also include preparation and readiness costs for capital market transactions.
(5)Impairment of long-lived assets represents impairment charges for operating lease right-of-use assets, property, plant and equipment and definite-lived intangible assets.
(6)Foreign currency exchange loss (gain), net primarily reflects the translation movements on foreign currency denominated term loans as well as the impact of foreign exchange hedges.
(7)Nonoperating items, net consists of adjustments primarily related to net periodic pension benefit, other than service cost, remeasurement of warrant to fair value, write-off of unamortized debt discount and debt issuance costs, settlement of tax indemnification, factoring fees, gain on sale of subsidiaries, recovery of previously written-off royalty receivables from deconsolidated subsidiaries, deconsolidation of subsidiaries, bargain purchase gain and other. The settlement of tax indemnification relates to certain taxes indemnified by Nielsen in connection with the 2021 Carve-Out Transaction. The initial amount was recorded as part of purchase accounting adjustments. Further adjustments are made to the tax indemnification as audit settlements or refunds are recorded.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2026	2025	2026	2025
Nonoperating items, net	$(20.5)	$33.1	$(13.6)	$78.0
Gain on sale of subsidiaries	(5.8)	—	(5.8)	—
Recovery of previously written-off royalty receivables from deconsolidated subsidiaries	(11.9)	—	(11.9)	—
Deconsolidation of subsidiaries	—	—	—	(5.2)
Bargain purchase gain	(6.0)	—	(6.0)	—
Net periodic pension benefit, other than service cost	(1.1)	(1.2)	(3.5)	(3.4)
Remeasurement of warrant to fair value	—	5.1	—	39.7
Write-off of unamortized debt discount and debt issuance costs	—	24.7	—	35.0
Settlement of tax indemnification	—	1.0	2.8	5.4
Factoring fees	3.0	2.8	8.1	8.5
Other	1.3	0.7	2.7	(2.0)
(8)Share-based compensation expense consists of non-cash expense.
(9)Other operating items, net primarily consists of gain/loss on sale of long-lived assets. We exclude these expenses because they are not closely tied to the core performance of our business and can cause fluctuations between periods due to the nature and timing of the expense or income. These costs are included in selling, general and administrative expenses as part of the unaudited condensed consolidated statements of operations.
The following table reconciles Adjusted EBITDA by segment to income (loss) before income taxes, for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2026	2025	2026	2025
Adjusted EBITDA by segment
Americas	$145.4	$125.0	$410.7	$362.4
EMEA	165.3	156.7	499.6	423.9
APAC	34.0	29.9	100.8	90.8
Total segment Adjusted EBITDA	344.7	311.6	1,011.1	877.1
Adjustments to reconcile to income (loss) before income taxes:
Corporate expenses not allocated to segments	(81.1)	(87.9)	(260.8)	(249.8)
Depreciation and amortization	(141.5)	(166.9)	(449.7)	(469.2)
Interest expense, net	(54.3)	(78.2)	(167.9)	(256.9)
2026 Program costs and other non-cash compensation expense(1)	(5.8)	—	(86.3)	—
Transformation program costs(2)	(1.6)	(19.3)	(28.8)	(37.4)
GfK integration costs(3)	(1.1)	(12.4)	0.5	(29.0)
Acquisitions and transaction-related costs(4)	(0.7)	(8.0)	(9.9)	(16.3)
Foreign currency exchange (loss) gain, net	(6.8)	(18.9)	(0.5)	70.5
Nonoperating items, net(5)	20.5	(33.1)	13.6	(78.0)
Share-based compensation expense	(7.3)	(50.5)	(18.0)	(53.3)
Impairment of long-lived assets	—	—	(0.3)	(1.1)
Net income attributable to noncontrolling interests	2.0	1.7	5.7	5.5
Other operating items, net(6)	0.5	(0.8)	5.1	3.6
Income (loss) before income taxes	$67.5	$(162.7)	$13.8	$(234.3)
Footnotes to the table above:
(1)Includes (i) 2026 Program restructuring expenses for employee separation costs as well as additional costs to streamline the organization through accelerated technology investment incurred to improve efficiency, customer satisfaction, product innovation and productivity and (ii) non-cash share-based compensation expense of $9.5 million during the nine months ended September 30, 2026 arising from award modifications resulting from Ms. Tracey Massey’s resignation from her position as Chief Operating Officer.
(2)Transformation program costs include costs associated with accelerated technology investment, including consultancy, legal and advisory fees incurred to evaluate and improve organizational efficiencies and operations as well as employee separation costs.
(3)GfK integration costs include costs for consulting fees and integration associated with the GfK Combination as well as employee separation costs.
(4)Acquisitions and transaction related costs represent costs incurred in connection with planned and completed acquisitions, including due diligence, transaction, integration and legal related costs. These costs also include preparation and readiness costs for capital market transactions.

(5)Consists of adjustments related to: (i) net periodic pension benefit, other than service cost, (ii) factoring fees, (iii) write-off of unamortized debt discount and debt issuance costs, (iv) gain on sale of subsidiaries, (v) deconsolidation of subsidiaries, (vi) settlement of tax indemnification, (vii) remeasurement of warrant to fair value, (viii) bargain purchase gain, and (ix) other nonoperating income and expenses.
(6)Consists primarily of adjustments related to gain/loss on sale of long-lived assets.
Free Cash Flow and Unlevered Free Cash Flow
Free Cash Flow is defined as net cash provided by operating activities less cash paid for capital expenditures. Unlevered Free Cash Flow is defined as Free Cash Flow plus cash paid for interest. Management believes Free Cash Flow and Unlevered Free Cash Flow, in conjunction with cash from operations, can be useful to investors as an indicator of liquidity since capital expenditures are a necessary component of ongoing operations. Management believes that capital expenditures are essential to our innovation and maintenance of our operational capabilities. The following tables show Free Cash Flow and Unlevered Free Cash Flow for the periods presented, and the reconciliation to its most comparable U.S. GAAP measure, net cash provided by operating activities, for the periods presented.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2026	2025	2026	2025
Net cash provided by operating activities	$254.4	$272.2	$330.9	$110.0
Cash paid for capital expenditures	(73.2)	(47.8)	(198.8)	(165.1)
Free Cash Flow	$181.2	$224.4	$132.1	$(55.1)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2026	2025	2026	2025
Free Cash Flow	$181.2	$224.4	$132.1	$(55.1)
Cash paid for interest	56.8	72.4	169.9	239.9
Unlevered Free Cash Flow	$238.0	$296.8	$302.0	$184.8
Free Cash Flow decreased by $43.2 million for the three months ended September 30, 2026 as compared to the three months ended September 30, 2025 primarily due to timing of working capital and higher cash paid for capital expenditures to support the growing business. Free Cash Flow increased by $187.2 million for the nine months ended September 30, 2026, as compared to the nine months ended September 30, 2025, due to higher cash generated from operations resulting from improved profitability as evidenced by a higher Adjusted EBITDA, increased revenue and lower cash paid for interest as a result of the repayment of debt in connection with the IPO, as well as post-IPO debt refinancing, which triggered reductions in interest rate spreads and generated incremental interest expense savings. See the "Condensed Consolidated Statements of Cash Flows" in the unaudited condensed consolidated financial statements for additional information.
Adjusted Net Income and Adjusted Net Income Per Share
Adjusted Net Income is defined as Net income (loss) attributable to NIQ excluding special items deemed not to be reflective of ongoing or core operations. Adjusted Net Income per Share is defined as Adjusted Net Income divided by the Weighted Average Shares Outstanding.
Adjusted Net Income and Adjusted Net Income Per Share are used by management and can be useful to investors as an indicator of our core business performance. Management uses these metrics to analyze business operations and to adjust net income (loss) attributable to NIQ for items we believe do not accurately reflect our core business or that relate to non-cash expenses or noncontrolling interests.

The following tables show Adjusted Net Income and Adjusted Net Income Per Share, for the periods presented, and the reconciliation to their most comparable GAAP measure, Net income (loss) attributable to NIQ and Earnings Per Share, respectively, for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except share and per share data)	2026	2025	2026	2025
Net income (loss) attributable to NIQ	$35.8	$(198.6)	$(84.8)	$(321.1)
Adjustments to reconcile net income (loss) attributable to NIQ
2026 Program cost and other non-cash compensation expense(1)	5.8	—	86.3	—
Transformation Program costs(2)	1.6	19.3	28.8	37.4
Amortization of certain intangible assets(3)	57.8	72.5	199.7	209.7
GfK integration costs(4)	1.1	12.4	(0.5)	29.0
Acquisitions and transaction related costs(5)	0.7	8.0	9.9	16.3
Impairment of long-lived assets(6)	—	—	0.3	1.1
Foreign currency exchange loss (gain), net(7)	6.8	18.9	0.5	(70.5)
Nonoperating items, net(8)	(23.5)	30.3	(21.7)	69.4
Share-based compensation expense(9)	7.3	50.5	18.0	53.3
Other operating items, net(10)	(0.5)	0.8	(5.1)	(3.6)
Total adjustments to net income (loss) attributable to NIQ	57.1	212.7	316.2	342.1
Tax effect of above adjustments(11)	(5.1)	(4.9)	(21.5)	(18.0)
Adjusted Net Income attributable to NIQ	$87.8	$9.2	$209.9	$3.0

Earnings (loss) per share:
Basic: Income (loss) attributable to NIQ	$0.12	$(0.70)	$(0.29)	$(1.25)
Diluted: Net income (loss) attributable to NIQ	$0.12	$(0.70)	$(0.29)	$(1.25)

Weighted average NIQ ordinary shares outstanding
Basic	295,122,162	281,956,522	295,076,836	257,454,212
Diluted	296,392,063	281,956,522	295,076,836	257,454,212

Adjusted Net Income per share:
Basic: Income attributable to NIQ	$0.30	$0.03	$0.71	$0.01
Diluted: Income attributable to NIQ	$0.30	$0.03	$0.71	$0.01
Footnotes to the table above:
(1)Includes (i) 2026 Program restructuring expenses for employee separation costs as well as additional costs to streamline the organization through accelerated technology investment incurred to improve efficiency, customer satisfaction, product innovation and productivity and (ii) non-cash share-based compensation expense of $9.5 million arising from award modifications resulting from Ms. Tracey Massey’s resignation from her position as Chief Operating Officer.
(2)Transformation Program costs include costs associated with accelerated technology investing, including consultancy, legal and advisory fees incurred to evaluate and improve organizational efficiencies and operations as well as employee separation costs.
(3)Amortization of certain intangible assets consists of amortization costs of intangible assets which were recorded as part of purchase accounting. We exclude the impact of amortization of acquired intangible assets as companies utilize intangible assets with different estimated useful lives and have different methods of amortizing intangible assets. Furthermore, the timing and magnitude of business combination transactions are not predictable, and the purchase price allocated to amortizable intangible assets is unique to each acquisition and can vary significantly from period to period and across companies. These costs are included in depreciation and amortization as part of the Condensed Consolidated Statements of Operations (unaudited).
(4)GfK integration costs include costs for consulting fees and integration costs associated with the GfK Combination as well as employee separation costs.
(5)Acquisitions and transaction related costs represent costs incurred in connection with planned and completed acquisitions, including due diligence, transaction, integration and legal related costs. These costs also include preparation and readiness costs for capital market transactions.
(6)Impairment of long-lived assets represents impairment charges for operating lease right-of-use assets, property, plant and equipment and definite-lived intangible assets.
(7)Foreign currency exchange loss (gain), net reflects the translation movements on foreign currency denominated term loans as well as the impact of foreign exchange hedges.

(8)Nonoperating items, net consists of adjustments primarily related to net periodic pension benefit, other than service cost, remeasurement of warrant to fair value, write-off of unamortized debt discount and debt issuance costs, settlement of tax indemnification, bargain purchase gain, gain on sale of subsidiaries, recovery of previously written-off royalty receivables from deconsolidated subsidiaries, deconsolidation of subsidiaries and other. The settlement of tax indemnification relates to certain taxes indemnified by Nielsen in connection with the 2021 Carve-Out Transaction. The initial amount was recorded as part of purchase accounting adjustments. Further adjustments are made to the tax indemnification as audit settlements or refunds are recorded.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2026	2025	2026	2025
Nonoperating items, net	$(23.5)	$30.3	$(21.7)	$69.4
Gain on sale of subsidiaries	(5.8)	—	(5.8)	—
Recovery of previously written-off royalty receivables from deconsolidated subsidiaries	(11.9)	—	(11.9)	—
Deconsolidation of subsidiaries	—	—	—	(5.2)
Bargain purchase gain	(6.0)	—	(6.0)	—
Net periodic pension benefit, other than service cost	(1.1)	(1.2)	(3.5)	(3.4)
Remeasurement of warrant to fair value	—	5.1	—	39.7
Write-off of unamortized debt discount and debt issuance costs	—	24.7	—	35.0
Settlement of tax indemnification	—	1.0	2.8	5.4
Other	1.3	0.7	2.7	(2.1)
(9)Share-based compensation expense consists of non-cash expense.
(10)Other operating items, net primarily consists of gain/loss on sale of long-lived assets. We exclude these expenses because they are not closely tied to the core performance of our business and can cause fluctuations between periods due to the nature and timing of the expense or income. These costs are included in selling, general and administrative expenses as part of the unaudited Condensed Consolidated Statements of Operations.
(11)Income tax adjustments include the tax effect of the non-GAAP adjustments, calculated using the appropriate statutory tax rate for each adjustment. The non-GAAP tax rate was 28% and 79% for the three months ended September 30, 2026 and 2025, respectively, and 35% and 93% for the nine months ended September 30, 2026 and 2025, respectively. Our statutory rate is evaluated annually.
Organic Constant Currency Revenue and Organic Constant Currency Revenue Growth
Organic Constant Currency Revenue Growth (Decline) is calculated by dividing (a) our revenues for the applicable period after (i) excluding the impact of acquisitions and similar transactions until the one-year anniversary of such acquisition or similar transaction, (ii) excluding the impact of divestitures and (iii) excluding the impact of foreign currency exchange rates by translating local currency results into U.S. dollars using the comparable prior-period average exchange rates, by (b) our revenues for the prior comparable period. We believe Organic Constant Currency Revenue Growth (Decline) provides investors with useful supplemental information about our revenue growth to assist in understanding the growth attributable to our core business, excluding the impact of currency fluctuation given the significant variability in revenues that can be driven by foreign currency exchange rates.
The following tables present Organic Constant Currency Revenue Growth (Decline) for the three and nine months ended September 30, 2026 and 2025. We present Organic Constant Currency Revenue and Organic Constant Currency Revenue Growth (Decline) as supplemental measures of our operating performance because they eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. Organic Constant Currency Revenue and Organic Constant Currency Revenue Growth (Decline) should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP.

	Three Months Ended September 30,			Growth		Δ Organic CC
(in millions)	2026	2025	Revenue Growth	Inorganic Items	Foreign Exchange
Revenues	$1,119.1	$1,052.6	6.3%	(0.4)%	(0.1)%	5.8%
Revenue by segment:
Americas revenue	463.0	407.0	13.8%	(0.2)%	(2.1)%	11.5%
EMEA revenue	491.2	484.6	1.4%	—%	1.5%	2.9%
APAC revenue	164.9	161.0	2.4%	(2.4)%	0.2%	0.2%

	Nine Months Ended September 30,			Growth		Δ Organic CC
(in millions)	2026	2025	Revenue Growth	Inorganic Items	Foreign Exchange
Revenues	$3,316.0	$3,059.3	8.4%	(0.3)%	(2.5)%	5.6%
Revenue by segment:
Americas revenue	1,350.3	1,193.6	13.1%	(0.5)%	(2.9)%	9.7%
EMEA revenue	1,486.3	1,392.0	6.8%	0.1%	(2.8)%	4.1%
APAC revenue	479.4	473.7	1.2%	(0.8)%	(0.9)%	(0.5)%

Source: NIQ Global Intelligence plc

NIQ-IR